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Exhibit 23.2

GRANT THORNTON

Chartered Accountants
UK Member of
Grant Thornton International

CONSENT OF INDEPENDENT AUDITORS

        We have issued our report dated 1 February 2002 (except for footnote 2, as to which the date is 5 April 2002), accompanying the financial statements and schedules of Network Printing Solutions Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

GRANT THORNTON

Oxford, England
10 June 2003

Grant Thornton Oxfordshire

1 Westminstar Way
Oxford OX2 0PZ
T 44 (0) 1885 799899
F b44 (0) 1885 724420

Other locations

Banbury
T 44 (0) 1296 701900
www.grant-thornton.co.uk

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  Exhibit 23.2